Exhibit 5.1

(202) 973-7700

                                         November 10, 1997

Board of Directors
Harbor Florida Bancshares, Inc.
100 S. Second Street
Fort Pierce, FL  3495

     Re: Registration Statement on Form S-1
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Ladies and Gentlemen:

     You have requested our opinion as special counsel to Harbor Florida Bancshares, Inc. (the "Company") in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the
Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to shares of common stock of the Company (the "Common Stock") to be issued in connection with Harbor Financial M.H.C. conversion from mutual to stock form and merger into Harbor Federal Savings Bank (the "Bank") whereby the Bank will become a wholly owned subsidiary of the Company.

     In rendering this opinion, we understand that the Common Stock will be offered and sold in the manner described in the Prospectus which is a part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of Common Stock will, when issued and sold as contemplated by the Registration Statement, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the heading "Legal Opinion."


                                         Very truly yours,
                                               /s/